Exhibit 10.15

ROBBINS & MYERS, INC.

AWARD AGREEMENT

RESTRICTED SHARE AWARD TO AARON RAVENSCROFT

This AWARD AGREEMENT (the “Agreement”) is entered into as of the Award Date set forth below between ROBBINS & MYERS, INC., an Ohio corporation (the “Company”), and Aaron Ravenscroft (“Employee”).

A. The Company from time to time makes Restricted Share Awards to Employees under the Company’s 2004 Stock Incentive Plan As Amended (the “Plan”), a copy of which has been provided to Employee and is incorporated herein by this reference;

B. For the purpose of encouraging Employee to have a proprietary interest in the Company through stock ownership, to continue in the service of the Company and its Subsidiaries, and to render superior performance during the period of employment, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company has determined that Restricted Shares should be awarded under the Plan to Employee; and

C. Any capitalized term used herein that is not defined herein shall have the meaning ascribed to it in the Plan.

NOW, THEREFORE, THE COMPANY AND EMPLOYEE INTENDING TO BE LEGALLY BOUND HEREBY AGREE AS FOLLOWS:

SECTION 1. RESTRICTED SHARE AWARD.

1.1 Grant of Restricted Shares

(a) The Company hereby grants to Employee on September 29, 2011 (the “Award Date”), subject to the terms and conditions of the Plan and subject further to the terms and conditions of this Agreement, nine thousand six hundred sixty six (9,666) common shares of the Company (the “Restricted Shares”) as a Restricted Share Award under the Plan. If and when the restrictions set forth in Section 1.2 expire in accordance with the terms of this Agreement without forfeiture of the Restricted Shares, and upon satisfaction of all other applicable conditions with respect to the Restricted Shares, such shares shall no longer be considered restricted for purposes of this Agreement.

(b) As soon practicable after the Award Date (unless the Company has established a “book entry” system for its common shares), the Company shall direct that a stock certificate representing the Restricted Shares be registered in the name of and issued to Employee. Such certificate shall be held in the custody of the Company or its designee until such Restricted Shares are no longer considered restricted.

(c) By executing this Agreement, Employee irrevocably appoints the President, each Vice President, and the Secretary of the Company, and each of them, as his true and lawful attorney in fact, with power (i) to sign in Employee’s name and on Employee’s behalf stock certificates and stock powers covering the Restricted Shares and such other documents and instruments as the Committee deems necessary or desirable to carry out the terms of this Agreement and (ii) to take such other action as the Committee deems necessary or desirable to effectuate the terms of this Agreement. This power, being coupled with an interest, is irrevocable. Employee agrees to execute such other stock powers and documents as may be reasonably requested from time to time by the Committee to effectuate the terms of this Agreement.

(d) If the Restricted Shares are issued in “book entry” form rather than have a stock certificate issued, the Company’s transfer agent shall note in its records the Legend. If a stock certificate is issued for the Restricted Shares, the certificate for the Restricted Shares shall bear the following legend (the “Legend”):

“The ownership and transferability of this certificate and the common shares represented hereby are subject to the terms and conditions (including forfeiture) of the Robbins & Myers, Inc. 2004 Stock Incentive Plan As Amended and an Award Agreement for Restricted Shares entered into between the registered owner and Robbins & Myers, Inc. Copies of such Plan and Agreement are on file in the executive offices of Robbins & Myers, Inc.”

In addition, transfer of the Restricted Shares shall be subject to such stop-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or securities association upon which the common shares are then listed, and any applicable federal or state securities law, and the Company may cause a legend or legends to be placed on such certificate or certificates to make appropriate reference to such restrictions.

(e) As soon as administratively practicable following the applicable Vesting Date (as defined in Section 1.3), and upon the satisfaction of all other applicable conditions with respect to the Restricted Shares, the Company shall deliver or cause to be delivered to Employee a certificate or certificates for the Restricted Shares which shall not bear the Legend or if no stock certificates are then being issued because the Restricted Shares have been issued in “book entry” form, have all restrictions removed from the Restricted Shares.

1.2 Restrictions.

(a) Employee shall have all rights and privileges of a shareholder with respect to the Restricted Shares, including the right to vote and receive dividends or other distributions with respect to the Restricted Shares, except that the following restrictions shall apply:

(i) Employee shall not be entitled to delivery of the certificate for the Restricted Shares until the applicable Vesting Date and upon the satisfaction of all other applicable conditions;

(ii) Restricted Shares may not be sold, transferred, assigned or subject to any encumbrance, pledge, or charge or disposed of for any reason until the applicable Vesting Date;

(iii) All common shares distributed as a dividend or distribution, if any, with respect to the Restricted Shares prior to the Vesting Date shall be delivered to and held by the Company and subject to the same restrictions as the Restricted Shares in respect of which the dividend or distribution was made; and

(iv) All unvested Restricted Shares shall be forfeited and returned to the Company and all rights of Employee with respect to such shares shall terminate in their entirety on the terms and conditions set forth in Section 1.4(c).

(b) Any attempt to dispose of unvested Restricted Shares or any interest in such shares in a manner contrary to the restrictions set forth in this Agreement shall be void and of no effect.

1.3 Vesting.

Subject to the provisions contained in Sections 1.4 and 1.5, the restrictions set forth in Section 1.2 with respect to the Restricted Shares shall apply during the restricted period and expire on September 29, 2014 (the “Vesting Date”).

1.4 Acceleration on Change of Control, Death or Disability; Forfeiture.

(a) In the event of a Change of Control of the Company, all unvested Restricted Shares shall automatically become fully vested on the date when the Change of Control is deemed to have occurred and such date shall be the Vesting Date for Restricted Shares that vest on such date.

(b) In the event of Employee’s termination of employment on account of death or disability, all unvested Restricted Shares shall automatically become fully vested on the date of the Employee’s termination of employment for such reason and such date shall be the Vesting Date for Restricted Shares that vest on such date.

(c) If Employee’s employment with the Company terminates due to Early Retirement or Normal Retirement, all unvested Restricted Shares vest only with the consent of the Committee or are otherwise forfeited.

(c) If Employee’s employment with the Company terminates for any reason other than death, disability, or retirement, all unvested Restricted Shares shall be forfeited by Employee as of the date of termination. In the event of any such forfeiture, all such forfeited Restricted Shares shall become the property of the Company and the certificate or certificates representing such Restricted Shares, if any, shall be returned immediately to the Company.

1.5 Committee’s Discretion.

Notwithstanding any provision of this Agreement to the contrary, the Committee shall have discretion to waive any forfeiture of the Restricted Shares and any other conditions set forth in this Agreement, but only to the extent any such waiver of the forfeiture or condition is permitted by the terms of the Plan.

1.5 Payment of Applicable Taxes.

No Restricted Shares shall be delivered to Employee after vesting until any taxes payable with respect to the vesting of the Restricted Shares have been withheld by the Company or paid by Employee. Employee may use Common Shares to pay the Company all or any part of the mandatory federal, state or local withholding tax payments. Payment of applicable taxes may be made as follows: (i) in cash, (ii) payment in Common Shares owned by Employee, including those that have vested under the Plan, or (iii) by a combination of the methods described above

SECTION 2. REPRESENTATIONS OF EMPLOYEE.

Employee hereby represents to the Company that Employee has read and understands the provisions of this Agreement and the Plan, and Employee acknowledges that Employee is relying solely on his or her own advisors with respect to the tax consequences of this Restricted Share Award.

SECTION 3. NOTICES.

All notices or communications under this Agreement shall be in writing, addressed as follows:

To the Company:	Robbins & Myers, Inc.
51 Plum Street, Suite 260
Dayton, Ohio 45440
Attention: Vice President, Human Resources

To Employee:	At the last residence address of Employee on file with the Company.

Any such notice or communication shall be (a) delivered by hand (with written confirmation of receipt) or sent by a nationally recognized overnight delivery service (receipt requested), (b) be sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in writing from time to time), or (c) be given electronically, if receipt is confirmed electronically to the sender within 24 hours and the actual date of receipt shall determine the time at which notice was given.

SECTION 4. PLAN CONTROLLING.

The Award is subject all of the terms conditions of the Plan. In the event of a conflict between the Plan and this Agreement, the provisions of the Plan shall control.

SECTION 5. GOVERNING LAW.

This Agreement and its validity, interpretation, performance and enforcement shall be governed by the laws of the State of Ohio other than the conflict of laws provisions of such laws.

SECTION 6. SEVERABILITY.

Whenever possible, each provision in this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, then (a) such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law and (b) all other provisions of this Agreement shall remain in full force and effect.

SECTION 7. STRICT CONSTRUCTION.

No rule of strict construction shall be implied against the Company, the Committee or any other person in the interpretation of any of the terms of the Plan, this Agreement or any rule or procedure established by the Committee.

SECTION 8. DEFINITIONS.

(a) “Change of Control” means and shall be deemed to have occurred on (i) the date upon which the Company is provided a copy of a Schedule 13D, filed pursuant to Section 13(d) of the Securities Exchange Act of 1934 indicating that a group or person, as defined in Rule 13d-3 under said Act, has become the beneficial owner of 20% or more of the outstanding Voting Shares or the date upon which the Company first learns that a person or group has become the beneficial owner of 20% or more of the outstanding Voting Shares if a Schedule 13D is not filed; (ii) the date of a change in the composition of the Board such that individuals who were members of the Board on the date two years prior to such change (or who were subsequently elected to fill a vacancy in the Board, or were subsequently nominated for election by the Company’s shareholders, by the affirmative vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two year period) no longer constitute a majority of the Board; (iii) the date of the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the Voting Shares of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into Voting Shares of the surviving entity) at least 50% of the total voting power represented by the Voting Shares of the Company or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the date shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

(b) “Company” means Robbins & Myers, Inc., an Ohio corporation, and when used with reference to employment of Employee, Company includes any Subsidiary of the Company.

(c) “Fair Market Value” means the closing price of a Common Share on the date when the value of a Common Share is to be determined, as reported on the New York Stock Exchange-Composite Transactions Tape; or, if no sale of Common Shares is reported on such date, then the next preceding date on which a sale occurred; or if the Common Shares are no longer listed on such exchange, the determination of such value shall be made by the Committee in accordance with applicable provisions of the Code and related regulations promulgated under the Code.

IN WITNESS WHEREOF, the Company and Employee have duly executed this Agreement as of the Award Date.

ROBBINS & MYERS, INC.

By:	/s/ Peter C. Wallace
Name: Peter C. Wallace
Title: President and Chief Executive Officer

EMPLOYEE

/s/ Aaron H. Ravenscroft
Name: